EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered on March 29, 2001, by and between PROXYMED, INC., a Florida corporation ("Company"), and LONNIE W. HARDIN ("Employee").

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Employee, and Employee is willing to accept such employment.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Term. The term of the Agreement shall commence on March 29, 2001 (the "Effective Date"), and shall continue for three (3) years (hereafter, the "Term"), and shall be automatically extended from year to year thereafter unless
(i) terminated by the Company pursuant to Section 5a), b) or c); or (ii) terminated by Employee pursuant to Section 5e) by delivery of not less than thirty (30) days written notice to the Company, in which case the employment of Employee shall terminate on the date which is thirty (30) days following the date notice is received by the Company or any earlier date if the Company in its sole discretion so elects.

2.       Position; Duties; Loyalty.

         a) Position. Employee will be employed by Company and shall render service to Company as its Senior Vice President, Payer Services reporting to the Chief Operating Officer pursuant to the terms, provisions and conditions hereinafter set forth.

         b) Duties. Employee shall be employed by Company on a full-time, exclusive basis and shall not be required to relocate as a condition of continued employment. Employee shall perform such duties and have such authority and responsibilities customarily accompanying his position and as reasonably directed by the Chief Operating Officer of the Company consistent with Employee's position.

         c) Loyalty. Employee shall devote the full working time required for his position and shall give his best efforts to the business of the Company and to the performance of the duties and obligations described in this Agreement. Except as maybe authorized in writing by the Chief Executive Officer, Employee shall not, directly or indirectly, alone, or as a partner, officer, director or shareholder of any other institution, be engaged in any other commercial activities whatsoever, or continue or assume any other corporate affiliations except for (a) passive investments; and (b) minimal time utilized for business activities that do not compete with the business of the Company or its subsidiaries.

3.       Compensation and Expenses.

         a) Salary. In consideration for the services rendered by the Employee under this Agreement, Company shall pay the Employee a monthly base salary of $11,483.33

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per month ("Base Salary"), plus a car allowance of $450.00 per month, subject to federal and state taxes, if any.

         b) Bonus Opportunity. Employee may earn bonuses as may be awarded from time to time at the discretion of the Compensation Committee or the Board of Directors of the Company. Within thirty (30) days after the start of his employment, Employee is obligated to negotiate with the Chief Operating Officer a bonus plan with objective performance criteria.

         c) Expenses. Company shall promptly pay or reimburse the Employee for all reasonable business expenses actually incurred or paid by the Employee in the performance of his services hereunder in accordance with the policies and procedures of the Company, provided that Employee properly accounts therefor.

         d) Tax Withholding. The Company shall have the right to deduct or withhold from the compensation due Employee hereunder any and all sums required for Federal income, social security and Medicare taxes and all state and local taxes now applicable or that may be enacted and become applicable in the future.

4.       Benefits.

         a) Vacation. Employee will receive three (3) weeks of vacation with pay during the first year of this Agreement, and thereafter such additional time as maybe provided the Company's then current policies.

         b) Participation in Benefit Plans. As of the Effective Date, Employee shall be entitled to participate in whatever benefit plans that are extended to all other executives and employees of the Company.

5.       Termination.

         a) Termination Without Cause; Death; Disability. Upon termination due to death or Disability, Employee or his/his beneficiary or estate or legal representative shall be entitled to receive the amounts payable under Section
5c). For purposes of this Agreement, "Disability" is defined to mean the inability of Employee due to illness or physical or mental infirmity (as determined by a physician selected by Employee and acceptable to the Company) to perform his duties hereunder on a full-time basis for six (6) consecutive months with reasonable accommodation by the Company. Employee shall, upon request of the Company, furnish information and assistance to the Company, and shall make himself available to undertake reasonable assignments consistent with the dignity, importance and scope of his position and his physical and mental health.

         b) Termination For Cause. The Company may terminate Employee's employment for "cause" effective immediately upon giving written notice thereof. For purposes of this Agreement, the term "cause" shall be limited to (i) non-appealable conviction of a felony or of any crime involving fraud or misrepresentation that adversely affects the Company's reputation in a material way; (ii) Employee's gross negligence or willful misconduct which is materially injurious to the Company; (iii) excessive use of alcohol or illegal drugs interfering with the performance of Employee's duties and the continuance thereof after written warning; and (iv) any material breach by Employee of a material obligation under this Agreement with written notice thereof, and an appropriate period to cure such breach if such breach is curable. For purposes of this Section, no

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act or failure to act on Employee's part shall be considered "gross' or
"willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding any term or provision of this Agreement to the contrary, termination shall not be considered for cause if the termination resulted from bad judgment or negligence on the part of Employee or an act or omission which Employee believed at the time to be in good faith and in the interests of the Company, or not opposed to such interests. Company shall pay Employee his full Base Salary and benefits through the date of termination at the then current rate (including any applicable pro rated bonus and accrued vacation pay). Company shall have no other liabilities or obligations to Employee. All stock options, if any, which have become vested and exercisable on or before the termination date shall remain vested and exercisable for such period of time as specified in Employee's stock option agreement(s).

         c) Termination Without Cause. The Company may terminate without cause this Agreement during the initial term or any renewal term for any or no reason. In the event of termination by the Company without cause, Employee shall execute a full and complete release of any and all claims against the Company in a form satisfactory to the Company, in which event Employee shall be entitled to (i) an amount equal to Employee's Base Salary as of the date of termination for six (6) months commencing on the effective date of termination payable in accordance with the Company's customary payroll practices; plus (ii) a pro rata portion of any accrued vacation and any bonus compensation which would have been paid to Employee under any bonus plan; plus (iii) the continuation of all benefits including, without limitation, all insurance plans, for six (6) months commencing on the first day following the month of Employee's termination date; plus (iv) any unvested options shall be vested as of the date of termination. Further, any termination pursuant to Section 1 above where the initial term or any renewal term has expired, or pursuant to Section 5e) below regarding a termination for Good Reason shall be deemed to be a termination without cause under this Section 5c), and Employee shall be entitled to all payments and benefits under this Sections 5c) and 5g) of this Agreement.

         d) Return of Company Property. Upon any termination, Employee shall immediately return to the Company all property of the Company in Employee's possession, including Confidential Information (as defined below). Employee acknowledges that the Company may withhold any compensation and benefits owed to Employee hereunder until all such property is returned provided that within ten
(10) days after Employee's termination Company notifies Employee in writing of those specific items that it believes are still in the possession of Employee and Employee returns such items immediately.

         e) Termination For Good Reason. Employee may terminate this Agreement for Good Reason by giving Company thirty (30) days' written notice. "Good Reason" means: a) the assignment of any duties without Employee's written consent, which may be withheld in Employee's sole discretion, inconsistent in any respect with Employee's current or then current position (including status, offices, titles and reporting requirements), authority, duties or responsibilities hereunder, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities; b) any reduction of Employee's Base Salary or health and other benefits no less favorable than benefits Employee was entitled to; c) any material breach of this Agreement by the Company; d) Employee's resignation from the Company or any successor in interest of the Company, whether voluntary or not, which is initiated or requested by the Company or any successor in interest of the Company; and e) any

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failure on the part of any successor or assign of the Company to assume and timely perform all the Company's obligations under this Agreement. Employee's termination for Good Reason shall be deemed a termination without cause, and he shall be entitled to all the payments as set forth in Section 5c).

         f) Change in Control. If, within ninety (90) days prior to a Change in Control, as defined in Employee's Stock Option Agreement, the Agreement terminates for any reason (except pursuant to Section 5b)(i) or (iii) above), then, (i) any unvested options shall vest as of the date of the Change in Control and shall remain vested and exercisable as specified in Employee's Stock Option Agreement; and (ii) Employee shall receive the separation benefits in accordance with Section 5c) above, except subsection 5c)(iv).

         g) Acceleration. If the Company defaults in the payment of any amounts owed to Employee following written notice by Employee, and fails to cure such default within three (3) days from the date of such notice, Employee shall be entitled to accelerate the entire amounts due hereunder, plus continuation of health and other insurance benefits for the applicable period. The Company shall have the opportunity to cure a monetary default one time after which time, if another default occurs, Employee shall be entitled to accelerate the entire amount due hereunder upon written notice by Employee without affording the Company another opportunity to cure. If Company again fails to pay the entire amount within three (3) days after such written notice, Employee shall be entitled and Company shall promptly pay, as liquidated damages and not as a penalty, the accelerated amount times two, plus any reasonable attorney fees and costs that Employee may incur as a result of the Company's failure to cure.

6.       Covenants of Employee.

         a) Employee agrees that so long as Company is in compliance with its obligations under this Agreement during the Term and for a period of one (1) year following a termination of employment for any reason, he will not, directly or indirectly, engage, assist or participate in, whether as a director, officer, executive, agent, manager, consultant partner, owner or independent contractor or other participant, in any core line of business (currently the core businesses of the Company involve: i) the electronic transmission of financial and clinical medical claims and messages and the development, sale and support of related software; ii) the development, sale and support of medical laboratory devices; and iii) eHealth related software products applications, and services and the development of the Company's internet portal, "proxyMed.com"), which is the same as the Company or any of its subsidiaries are engaged in as of the termination of this Agreement without the written consent of the Company, which consent shall not be unreasonably withheld. Employee and Company agree that this clause is to protect the interests of the Company while at the same time allowing the Employee to pursue gainful employment with any other company Employee so chooses, so long as such Employee does not, within the relevant time period herein, engage in any line of business that directly competes with any line of business engaged in by the Company or any of its subsidiaries as of the date Employee terminates his employment with Company. Nothing contained herein shall prevent Employee from acquiring less than 1% of any class of securities of any company that competes with the Company that has any of its securities listed on a national securities exchange or traded in the over-the-counter market, provided Employee remains a passive investor.

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         b) Employee agrees so long as Company is in compliance with its obligations under this Agreement that during the Term and for one (1) year after the termination of employment for any reason, he will not, directly or indirectly, without the prior written consent of the Company, induce or solicit any person employed or hereafter employed by the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries or solicit, recruit, hire or attempt to solicit, recruit or hire any person employed by the Company. Further, Employee agrees that for a period of one (1) year after the termination of this Agreement, he will not, directly or indirectly, without the prior written consent of the Company, solicit for any business similar to that of the Company, divert away, take away, or attempt to take away any customer of the Company who was a customer which Employee had, alone or in conjunction with others, served during his employment with the Company.

         c) Employee agrees and acknowledges that he will disclose promptly to the Company every discovery, improvement and invention made, conceived or developed by Employee during the entire period of employment (whether or not during working hours) which discoveries, improvements or inventions are capable of use in any way in connection with the business of the Company. To the fullest extent permitted by law, all such discoveries, inventions and improvements will be deemed works made for hire. Employee grants and agrees to convey to Company or its nominee the entire right, title and interest, domestic and foreign, which he may have in such discoveries, improvements or inventions, or a lesser interest therein, at the option of Company. Employee further agrees to promptly, upon request, sign all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this Section, whether or not Employee is still an employee of the Company at the time of such requests.

         d) Employee agrees and acknowledges that the Confidential Information of the Company and its subsidiaries (as hereinafter defined) is valuable, special and unique to its business, that such business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. Based on the foregoing, Employee agrees to undertake the following obligations with respect to such Confidential Information:

                  i) Employee agrees to keep any and all Confidential Information in trust for the use and benefit of the Company;

                  ii) Employee agrees that, except as required by Employee's duties or authorized in writing by the Company and its subsidiaries, he will not at any time during and for a period of three (3) years after the termination of his employment with the Company and its subsidiaries, disclose, directly or indirectly, any Confidential Information of the Company or any of its subsidiaries. Except as maybe required by applicable law or court order, in which case Employee shall promptly notify Company so as to allow it to seek a protective order if it so elects;

                  iii) Employee agrees to take all reasonable steps necessary, or reasonably requested by the Company or its subsidiaries, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company and its subsidiaries; and

                  iv) Employee agrees that, upon termination of his employment by the Company or any of its subsidiaries or at any other time the Company may in writing so

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request, he will promptly deliver to the Company all materials constituting
Confidential Information (including all copies thereof) that are in the possession of or under the control of Employee. Employee further agrees that, if requested by the Company to return any Confidential Information pursuant to this Subsection (iv), he will not make or retain any copy or extract from such materials.

                  For the purposes of this Section 6d), "Confidential Information" means any and all information developed by or for the Company or any of its subsidiaries of which Employee gained knowledge by reason of his employment by the Company or any of its subsidiaries prior to the date hereof or during his employment that is not generally known in any industry in which the Company or its subsidiaries is or may become engaged, but does not apply to information which is generally known to the public or the trade, unless such knowledge results from an unauthorized disclosure by Employee. Confidential Information includes, but is not limited to, any and all information developed by or for the Company concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company, its subsidiaries, suppliers and customers with which the Company had dealt with prior to Employee's termination of employment with the Company and its subsidiaries, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets, proprietary information of any type owned by the Company and its subsidiaries, together with all written, graphic and other materials relating to all or any part of the same. The Company will receive all materials, including, software programs, source code, object code, specifications, documents, abstracts and summaries developed in connection with Employee's employment. Employee acknowledges that the programs and documentation developed in connection with Employee's employment with the Company shall be the exclusive property of the Company, and that the Company shall retain all right, title and interest in such materials, including without limitation patent and copyright interests. Nothing herein shall be construed as a license from the Company to make, use, sell or copy any inventions, ideas, trade secrets, trademarks, copyrightable works or other intellectual property of the Company during the term of this Agreement or subsequent to its termination.

                  Employee acknowledges that there is no general geographical restriction contained in this Section 6d) because the Company's business is not confined to one geographical area and is national in scope. Notwithstanding the foregoing, if a court of competent jurisdiction were to determine that any of the foregoing covenants would be held to be unreasonable in time or distance or scope, the time or distance or scope may be reduced by appropriate order of the court to that deemed reasonable.

         e)       Injunctive Relief.

                  i) Employee acknowledges and agrees that the covenants and obligations contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of this Section will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Employee agrees that the Company shall be entitled (without having to post a bond or other surety) to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of the covenants and obligations set forth in this Section 6.

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                  ii) The Company's rights and remedies under this Section 6 are cumulative and are in addition to any other rights and remedies the Company may have pursuant to the specific provisions of this Agreement and at law or in equity.

7.       Miscellaneous.

         a) Attorney's Fees. Except as provided in Section 5g), in the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, each party shall pay their own fees and expenses, including reasonable attorney's fees and costs, unless a court or arbitrator determines otherwise.

         b) Successors and Assigns. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Employee, and the Employee's heirs and legal representatives, and the Company's successors and assigns.

         c) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Florida, without regard to the application of principles of conflict of laws.

         d) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement addressed to the Company at its then principal office, as notified to Employee, or to the Employee at his most current address as shown in his personnel file, or to either party hereto at such other address or addresses as he or it may from time to time specify for such purposes in a notice similarly given.

         e) Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a duly authorized officer of the Company and is agreed to in a writing signed by the Employee and such officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         f) Complete Understanding. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         g) Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

         h) Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         i) Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which

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are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         k) Any portion of this Agreement which by it nature survives the termination of this Agreement, including Section 6, shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


PROXYMED, INC.                              EMPLOYEE:


By: /s/ Nancy J. Ham                        By: /s/ Lonnie W. Hardin
   ---------------------------------           ---------------------------------
   Signature                                   Signature

Print Name: Nancy J. Ham                    Print Name: Lonnie W. Hardin
           -------------------------                   -------------------------

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